EXHIBIT 10.43

THE GOLDMAN SACHS AMENDED AND RESTATED
STOCK INCENTIVE PLAN
      YEAR-END FRENCH ALTERNATIVE RSU AWARD
     This Award Agreement sets forth the terms and conditions of the       Year-End award (this “Award”) of RSUs (“Year-End French Alternative RSUs”) granted to you under The Goldman Sachs Amended and Restated Stock Incentive Plan (the “Plan”).
     1. The Plan. This Award is made pursuant to the Plan, the terms of which are incorporated in this Award Agreement. Capitalized terms used in this Award Agreement that are not defined in this Award Agreement have the meanings as used or defined in the Plan. References in this Award Agreement to any specific Plan provision shall not be construed as limiting the applicability of any other Plan provision.
     2. Award.
     (a) The number of Year-End French Alternative RSUs subject to this Award is set forth in the Award Statement delivered to you. An RSU is an unfunded and unsecured promise to deliver (or cause to be delivered) to you, subject to the terms and conditions of this Award Agreement, a share of Common Stock (a “Share”) on the Delivery Date or as otherwise provided herein. Until such delivery, you have only the rights of a general unsecured creditor, and no rights as a shareholder of GS Inc. This Award is conditioned on your executing the related signature card and returning it to the address designated on the signature card and/or by the method designated on the signature card by the date specified, and is subject to all terms, conditions and provisions of the Plan and this Award Agreement, including, without limitation, the arbitration and choice of forum provisions set forth in Paragraph 12. By executing the related signature card (which, among other things, opens the custody account referred to in paragraph 3(b) if you have not done so already), you will have confirmed your acceptance of all of the terms and conditions of this Award Agreement.
     (b) This Award is made available to you solely because you are an employee of the Firm on the Date of Grant who does not own shares representing 10% or more of the issued share capital of GS Inc.
     3. Vesting and Delivery.
     (a) Vesting. Except as provided in this Paragraph 3 and in Paragraphs 2, 4, 6, 7, 9, 10 and 15, on each Vesting Date you shall become Vested in the number or percentage of Year-End French Alternative RSUs specified next to such Vesting Date on the Award Statement (which may be rounded to avoid fractional Shares). While continued active Employment is not required in order to receive delivery of the Shares underlying your Outstanding Year-End French Alternative RSUs that are or become Vested, all other terms and conditions of this Award Agreement shall continue to apply to such Vested Year-End French Alternative RSUs, and failure to meet such terms and conditions may result in the termination of this Award (as a result of which no Shares underlying such Vested Year-End French Alternative RSUs would be delivered).
     (b) Delivery.
     (i) The Delivery Date with respect to this Award shall be the date specified as such on your Award Statement, if that date is during a Window Period or, if that date is not during a Window Period, the first Trading Day of the first Window Period beginning after that date. For this purpose, a “Trading Day” is a day on which Shares trade regular way on the New York Stock Exchange. Notwithstanding any other provision to the contrary in this Award Agreement or your Award Statement, the Delivery Date shall not occur prior to the expiration of a minimum period of two years following the Date of Grant except as provided in Paragraph 3(c) hereof.
     (ii) Except as provided in this Paragraph 3 and in Paragraphs 2, 4, 5, 6, 7, 9, 10 and 15, in accordance with Section 3.23 of the Plan, reasonably promptly (but in no case more than thirty (30) Business Days) after the date specified as the Delivery Date (or any other date delivery of Shares is called for hereunder), Shares underlying the number or percentage of your then Outstanding Year-End French Alternative RSUs with respect to which the Delivery Date (or other date) has occurred (which number of Shares may be rounded to avoid fractional Shares) shall be delivered by book-entry credit to a special custody account or a special brokerage account as approved or required by the Firm and shall be subject to the Transfer Restrictions described in Paragraph 3(b)(iv) hereof until the “Transferability Date” (defined below) identified on your Award Statement. Notwithstanding the foregoing, if you are or become considered by GS Inc. to be one of its “covered employees” within the meaning of Section 162(m) of the Code, then you shall be subject to Section 3.21.3 of the Plan, as a result of which delivery of your Shares may be delayed.
     (iii) Notwithstanding Section 1.3.2(i) of the Plan, you shall receive, on the Delivery Date, Shares only to the exclusion of cash, other securities, other Awards or other property.
     (iv) Notwithstanding any other provision to the contrary in this Award Agreement (except for Section 9(h)) or the Award Statement and except as may be determined by the Firm, in its sole discretion in a manner it concludes is consistent with the deferral of French income taxes with respect to the Year-End French Alternative RSUs until a date that is two years following the Delivery Date specified on your Award Statement (the “Transferability Date”) (i) Shares delivered with respect to any Year-End French Alternative RSUs granted to you shall not be permitted to be sold, exchanged, transferred, assigned, pledged, hypothecated, fractionalized, hedged or otherwise disposed of (including through the use of any cash-settled instrument), whether voluntarily or involuntarily by you (collectively referred to as the “Transfer Restrictions”) and any purported sale, exchange, transfer, assignment, pledge, hypothecation, fractionalization, hedge or other disposition in violation of the Transfer Restrictions shall be void; and (ii) if and to the extent Shares underlying such Year-End French Alternative RSUs are certificated, the certificates representing such Shares are subject to the restrictions in this Paragraph 3(b)(iv) and GS Inc. shall advise its transfer agent to place a stop order against the transfer of such Shares in violation of the Transfer Restrictions. Within 30 Business Days after the Transferability Date (or any other date described herein the Transfer Restrictions are removed), GS Inc. shall take, or shall cause to be taken, such steps as may be necessary to remove the Transfer Restrictions.
     (c) Death. Notwithstanding any other Paragraph of this Award Agreement, if you die prior to the Delivery Date, the Shares underlying your then Outstanding Year-End French Alternative RSUs shall be delivered to the representative of your estate as soon as practicable after the date of death and after such documentation as may be requested by the Committee is provided to the Committee. The Committee may adopt procedures pursuant to which you may be permitted to specifically bequeath some or all of your Outstanding Year-End French Alternative RSUs under your will to an organization described in Sections 501(c)(3) and 2055(a) of the Code (or such other similar charitable organization as may be approved by the Committee).
     4. Termination of Year-End French Alternative RSUs and Non-Delivery of Shares.
     (a) Unless the Committee determines otherwise, and except as provided in Paragraphs 3(c), 6, 7, and 9(h), if your Employment terminates for any reason or you otherwise are no longer actively employed with the Firm, your rights in respect of your Year-End French Alternative RSUs that were Outstanding but that had not yet become Vested immediately prior to your termination of Employment immediately shall terminate, such Year-End French Alternative RSUs shall cease to be Outstanding and no Shares shall be delivered in respect thereof.
     (b) Unless the Committee determines otherwise, and except as provided in Paragraphs 6 and 7, your rights in respect of all of your Outstanding Year-End French Alternative RSUs (whether or not

Vested) immediately shall terminate, such Year-End French Alternative RSUs shall cease to be Outstanding and no Shares shall be delivered in respect thereof if:
     (i) you attempt to have any dispute under the Plan or this Award Agreement resolved in any manner that is not provided for by Paragraph 12 or Section 3.17 of the Plan;
     (ii) any event that constitutes Cause has occurred;
     (iii) (A) you, in any manner, directly or indirectly, (1) Solicit any Client to transact business with a Competitive Enterprise or to reduce or refrain from doing any business with the Firm, (2) interfere with or damage (or attempt to interfere with or damage) any relationship between the Firm and any Client, (3) Solicit any person who is an employee of the Firm to resign from the Firm or to apply for or accept employment with any Competitive Enterprise or (4) on behalf of yourself or any person or Competitive Enterprise hire, or participate in the hiring of, any Selected Firm Personnel or identify, or participate in the identification of, Selected Firm Personnel for potential hiring, whether as an employee or consultant or otherwise, or (B) Selected Firm Personnel are Solicited, hired or accepted into partnership, membership or similar status (1) by a Competitive Enterprise that you form, that bears your name, in which you are a partner, member or have similar status, or in which you possess or control greater than a de minimis equity ownership, voting or profit participation or (2) by any Competitive Enterprise where you have, or are intended to have, direct or indirect managerial or supervisory responsibility for such Selected Firm Personnel;
     (iv) you fail to certify to GS Inc., in accordance with procedures established by the Committee, that you have complied, or the Committee determines that you in fact have failed to comply, with all the terms and conditions of the Plan and this Award Agreement. By accepting the delivery of Shares under this Award Agreement, you shall be deemed to have represented and certified at such time that you have complied with all the terms and conditions of the Plan and this Award Agreement;
     (v) the Committee determines that you failed to meet, in any respect, any obligation you may have under any agreement between you and the Firm, or any agreement entered into in connection with your Employment with the Firm, including, without limitation, the Firm’s notice period requirement applicable to you, any offer letter, employment agreement or any shareholders’ agreement to which other similarly situated employees of the Firm are a party; or
     (vi) as a result of any action brought by you, it is determined that any of the terms or conditions for delivery of Shares in respect of this Award Agreement are invalid.
For purposes of the foregoing, the term “Selected Firm Personnel” means: (i) any Firm employee or consultant (A) with whom you personally worked while employed by the Firm, or (B) who at any time during the year immediately preceding your termination of Employment with the Firm, worked in the same division in which you worked; and (ii) any Managing Director of the Firm.
     5. Repayment. The provisions of Section 2.6.3 of the Plan (which requires Award recipients to repay to the Firm amounts delivered to them if the Committee determines that all terms and conditions of this Award Agreement in respect of such delivery were not satisfied) shall apply to this Award.
     6. Extended Absence, Retirement and Downsizing.
     (a) Notwithstanding any other provision of this Award Agreement, but subject to Paragraphs 3(b)(i) and (iv) and 6(b), in the event of the termination of your Employment (determined as described in Section 1.2.19 of the Plan) by reason of Extended Absence or Retirement, the condition set forth in Paragraph 4(a) shall be waived with respect to any Year-End French Alternative RSUs that were Outstanding but that had not yet become Vested immediately prior to such termination of Employment (as a result of which such Year-End French Alternative RSUs shall become Vested), but all other terms and conditions of this Award Agreement shall continue to apply.

     (b) Without limiting the application of Paragraph 4(b), your rights in respect of your Outstanding Year-End French Alternative RSUs that become Vested in accordance with Paragraph 6(a) immediately shall terminate, such Outstanding Year-End French Alternative RSUs shall cease to be Outstanding, and no Shares shall be delivered in respect thereof if, prior to the original Vesting Date with respect to such Year-End French Alternative RSUs, you (i) form, or acquire a 5% or greater equity ownership, voting or profit participation interest in, any Competitive Enterprise, or (ii) associate in any capacity (including, but not limited to, association as an officer, employee, partner, director, consultant, agent or advisor) with any Competitive Enterprise. Notwithstanding the foregoing, unless otherwise determined by the Committee in its discretion, this Paragraph 6(b) will not apply if your termination of Employment by reason of Extended Absence or Retirement is characterized by the Firm as “involuntary” or by “mutual agreement” other than for Cause and if you execute such a general waiver and release of claims and an agreement to pay any associated tax liability, both as may be prescribed by the Firm or its designee. No termination of Employment initiated by you, including any termination claimed to be a “constructive termination” or the like or a termination for good reason, will constitute an “involuntary” termination of Employment or a termination of Employment by “mutual agreement.”
     (c) Notwithstanding any other provision of this Award Agreement and subject to your executing such general waiver and release of claims and an agreement to pay any associated tax liability, both as may be prescribed by the Firm or its designee, if your Employment is terminated without Cause solely by reason of a “downsizing,” the condition set forth in Paragraph 4(a) shall be waived with respect to your Year-End French Alternative RSUs that were Outstanding but that had not yet become Vested immediately prior to such termination of Employment (as a result of which such Year-End French Alternative RSUs shall become Vested), but all other conditions of this Award Agreement (including, without limitation, Paragraphs 3(b)(i) and (iv)) shall continue to apply. Whether or not your Employment is terminated solely by reason of a “downsizing” shall be determined by the Firm in its sole discretion. No termination of Employment initiated by you, including any termination claimed to be a “constructive termination” or the like or a termination for good reason, will be solely by reason of a “downsizing.”
     7. Change in Control. Without limiting the applicability of Paragraphs 3(b)(i) and (iv) hereof, and notwithstanding anything to the contrary in this Award Agreement, in the event a Change in Control shall occur and within 18 months thereafter the Firm terminates your Employment without Cause or you terminate your Employment for Good Reason, all Shares underlying your then Outstanding Year-End French Alternative RSUs, whether or not Vested, shall be delivered (but not earlier than the second anniversary of the Date of Grant) and Shares so delivered shall be subject to the Transfer Restrictions described in Paragraph 3(b)(iv).
     8. Dividend Equivalent Rights. Each Year-End French Alternative RSU shall include a Dividend Equivalent Right. Accordingly, with respect to each of your Outstanding Year-End French Alternative RSUs, at or after the time of distribution of any regular cash dividend paid by GS Inc. in respect of a Share the record date for which occurs on or after the Date of Grant, you shall be entitled to receive an amount (less applicable withholding) equal to such regular dividend payment as would have been made in respect of the Share underlying such Outstanding Year-End French Alternative RSU. Payment in respect of a Dividend Equivalent Right shall be made only with respect to Year-End French Alternative RSUs that are Outstanding on the relevant record date. Each Dividend Equivalent Right shall be subject to the provisions of Section 2.8.2 of the Plan.
     9. Certain Additional Terms, Conditions and Agreements.
     (a) The delivery of Shares is conditioned on your satisfaction of any applicable withholding taxes in accordance with Section 3.2 of the Plan. To the extent permitted by applicable law, the Firm, in its sole discretion, may require you to provide amounts equal to all or a portion of any Federal, State, local, foreign or other tax obligations imposed on you or the Firm in connection with the grant, vesting or delivery of this Award by requiring you to choose between remitting such amount (i) in cash (or through payroll deduction or otherwise) or (ii) in the form of proceeds from the Firm’s executing a sale of Shares delivered to you pursuant to this Award. In addition, if you are an individual with separate employment contracts (at any time during and/or after the Firm’s       fiscal year), the Firm may, in its sole discretion, require you to provide for a reserve in an amount the Firm determines is advisable or necessary in connection with any actual, anticipated or potential tax consequences related to your separate employment contracts by requiring you to choose between remitting such amount (i) in cash (or through payroll deduction or otherwise) or (ii) in the form of proceeds from the Firm’s executing a sale of Shares delivered to you pursuant to this Award (or any other Outstanding Awards under the Plan). In no event, however, shall any choice you may have under the preceding two sentences determine, or give you any discretion to affect, the timing of the delivery of Shares or the timing of payment of tax obligations.
     (b) If you are or become a Managing Director, your rights in respect of the Year-End French Alternative RSUs are conditioned on your becoming a party to any shareholders’ agreement to which other similarly situated employees of the Firm are a party.
     (c) Your rights in respect of your Year-End French Alternative RSUs are conditioned on the receipt to the full satisfaction of the Committee of any required consents (as described in Section 3.3 of the Plan) that the Committee may determine to be necessary or advisable.
     (d) You understand and agree, in accordance with Section 3.3 of the Plan, by accepting this Award, you have expressly consented to all of the items listed in Section 3.3.3(d) of the Plan, which are incorporated herein by reference.
     (e) You understand and agree, in accordance with Section 3.22 of the Plan, by accepting this Award you have agreed to be subject to the Firm’s policies in effect from time to time concerning trading in Shares and hedging or pledging Shares and equity-based compensation or other awards (including, without limitation, the Firm’s “Policies With Respect to Transactions Involving GS Shares, Equity Awards and GS Options by Persons Affiliated with GS Inc.”), and confidential or proprietary information, and to effect sales of Shares delivered to you in respect of your Year-End French Alternative RSUs in accordance with such rules and procedures as may be adopted from time to time with respect to sales of such Shares (which may include, without limitation, restrictions relating to the timing of sale requests, the manner in which sales are executed, pricing method, consolidation or aggregation of orders and volume limits determined by the Firm). In addition, you understand and agree that you shall be responsible for all brokerage costs and other fees or expenses associated with your Year-End French Alternative RSU Award, including without limitation, such brokerage costs or other fees or expenses in connection with the sale of Shares delivered to you hereunder.
     (f) In addition to the legends described in Paragraph 3(b)(iv) hereof, GS Inc. may affix to Certificates representing Shares issued pursuant to this Award Agreement any legend that the Committee determines to be necessary or advisable (including to reflect any restrictions to which you may be subject under a separate agreement with GS Inc.). GS Inc. may advise the transfer agent to place a stop order against any legended Shares.
     (g) You undertake to comply with (and take all steps requested by the Firm to assure that it complied with) the reporting requirements to be established by French law and regulations in order to benefit from the tax and social security regime set forth under article 83 of the Finance Bill for 2005 (#2004-1484) dated December 30, 2004, article 41 of the law #2005-842 dated July 26, 2005 and articles 34, 39, 40 and article 41 of the Law #2006-1770 dated December 30, 2006.
     (h) Without limiting the application of Paragraph 4(b), if:
     (i) your Employment with the Firm terminates solely because you resigned to accept employment at any U.S. Federal, state or local government, any non-U.S. government, any supranational or international organization, any self-regulatory organization or any agency, or instrumentality of any such government or organization, or any other employer determined by the Committee, and as a result of such employment, your continued holding of your Outstanding Year-End French Alternative RSUs and/or the Shares

delivered in respect of your Year-End French Alternative RSUs that are subject to Transfer Restrictions would result in an actual or perceived conflict of interest (“Conflicted Employment”); or
     (ii) following your termination of Employment other than described in Paragraph 9(h)(i), you notify the Firm that you have accepted or intend to accept Conflicted Employment at a time when you continue to hold Outstanding Year-End French Alternative RSUs and/or Shares delivered in respect of Year-End French Alternative RSUs that are subject to Transfer Restrictions;
then, in the case of Paragraph 9(h)(i) above only, the condition set forth in Paragraph 4(a) shall be waived with respect to any Year-End French Alternative RSUs you then hold that had not yet become Vested (as a result of which such Year-End French Alternative RSUs shall become Vested) and, in the case of Paragraphs 9(h)(i) and 9(h)(ii) above, the Transfer Restrictions with respect to Shares delivered in respect of Year-End French Alternative RSUs that are subject to Transfer Restrictions shall be removed, and, at the sole discretion of the Firm, you shall receive either a lump sum cash payment in respect of, or delivery of Shares underlying, your then Outstanding Vested Year-End French Alternative RSUs, in each case as soon as practicable after the Committee has received satisfactory documentation relating to your Conflicted Employment. Notwithstanding anything else herein, payment or delivery in respect of Year-End French Alternative RSUs as a result of this Paragraph 9(h) shall be made only at such time and if and to the extent as would not result in the imposition of any additional tax to you under Section 409A of the Code (which governs the taxation of certain deferred compensation).
     10. Right of Offset. The obligation to deliver Shares under this Award Agreement is subject to Section 3.4 of the Plan, which provides for the Firm’s right to offset against such obligation any outstanding amounts you owe to the Firm and any amounts the Committee deems appropriate pursuant to any tax equalization policy or agreement.
     11. Amendment. The Committee reserves the right at any time to amend the terms and conditions set forth in this Award Agreement, and the Board may amend the Plan in any respect; provided that, notwithstanding the foregoing and Sections 1.3.2(f), 1.3.2(g) and 3.1 of the Plan, no such amendment shall materially adversely affect your rights and obligations under this Award Agreement without your consent; and provided further that the Committee expressly reserves its rights to amend the Award Agreement and the Plan as described in Sections 1.3.2(h)(1), (2) and (4) of the Plan. Any amendment of this Award Agreement shall be in writing signed by an authorized member of the Committee or a person or persons designated by the Committee.
     12. Arbitration; Choice of Forum. BY ACCEPTING THIS AWARD, YOU UNDERSTAND AND AGREE THAT THE ARBITRATION AND CHOICE OF FORUM PROVISIONS SET FORTH IN SECTION 3.17 OF THE PLAN, WHICH ARE EXPRESSLY INCORPORATED HEREIN BY REFERENCE AND WHICH, AMONG OTHER THINGS, PROVIDE THAT ANY DISPUTE, CONTROVERSY OR CLAIM BETWEEN THE FIRM AND YOU ARISING OUT OF OR RELATING TO OR CONCERNING THE PLAN OR THIS AWARD AGREEMENT SHALL BE FINALLY SETTLED BY ARBITRATION IN NEW YORK CITY, PURSUANT TO THE TERMS MORE FULLY SET FORTH IN SECTION 3.17 OF THE PLAN, SHALL APPLY.
     13. Non-transferability. Except as otherwise may be provided in this Paragraph or as otherwise may be provided by the Committee, the limitations on transferability set forth in Section 3.5 of the Plan shall apply to this Award. Any purported transfer or assignment in violation of the provisions of this Paragraph 13 or Section 3.5 of the Plan shall be void. The Committee may adopt procedures pursuant to which some or all recipients of Year-End French Alternative RSUs may transfer some or all of their Year-End French Alternative RSUs through a gift for no consideration to any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships, any person sharing the recipient’s household (other than a tenant or employee), a trust in which these persons have more than 50% of the beneficial interest, and any other entity in which these persons (or the recipient) own more than 50% of the voting interests.

     14. Governing Law. THIS AWARD SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.
     15. Delay in Payment. To the extent required in order to avoid the imposition of any interest and/or additional tax under Section 409A(a)(1)(B) of the Code, any payments or deliveries due as a result of your termination of Employment with the Firm may be delayed for six months if you are deemed to be a “specified employee” as defined in Section 409A(a)(2)(i)(B) of the Code.
     16. Headings. The headings in this Award Agreement are for the purpose of convenience only and are not intended to define or limit the construction of the provisions hereof.
     IN WITNESS WHEREOF, GS Inc. has caused this Award Agreement to be duly executed and delivered as of the Date of Grant.

THE GOLDMAN SACHS GROUP, INC.

By:

Name:
Title: